Exhibit 10.3

April 29, 2013

Sergio Garcia

Re: Second Amendment to Offer Letter Dated February 9, 2012

Dear Sergio:

This letter serves to document an amendment to your Employee Offer Letter, dated February 9, 2012. This amendment is effective immediately.

1.	Section 7, Change in Control provision shall be replaced in its entirety with the following:

If at any time during your employment with the Company (i) your employment with the Company is terminated by the Company without Cause or by you for Good Reason , and in either event within one (1) year after the consummation of a Change in Control (and other than a result of your death or disability); and (ii) not later than sixty (60) days following your termination of employment you execute a general release of claims (the “Release”) in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60th) day following such termination of employment, you shall receive or commence to receive, as the case may be:

(i)
Continuation of your then-current base salary and bonus, less required deductions and withholdings, for a period of twelve (12) months after your employment termination date, payable on the Company's regular payroll dates;

(ii)
Acceleration of the vesting for the initial grant of 100,000 RSUs (“Long Term Incentive”) and the equity option grant of 60,000 shares (“Base Equity Incentive Grant”); and any future equity grants, such that your last date of employment, you will be deemed vested in any such equity which would have vested during the one (1) year period following termination of your employment.

For Clarity definitions of Change in Control; Cause and Good Reason are as follows:
“Change in Control” shall mean: (a) a sale of all or substantially all of ZELTIQ's assets, or (b) any merger, consolidation or other business combination transaction of ZELTIQ with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of ZELTIQ outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of ZELTIQ (or the surviving entity) outstanding immediately after such transaction other than any transaction involving the issuance of any newly issued equity securities solely for cash.
“Cause” shall mean: (i) a willful failure by the employee to substantially perform his or her duties hereunder, other than a failure resulting from his or her complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by he or she which constitutes gross misconduct and which is injurious to ZELTIQ, (iii) a willful breach by you of a material provision of this Agreement, (iv) a material and willful violation by you of a federal or state law or regulation applicable to the business of ZELTIQ, or (v) termination of your employment in connection with the bankruptcy, insolvency, liquidation, or similar winding-up of the business of ZELTIQ.
“Good Reason” shall mean: (i) any material reduction in the employee's base salary, (ii) a material diminution of the employee's job duties or responsibilities, or (iii) a change in the location of the employee's employment of more than 20 miles (which is material) from its current location unless such relocation is within 50 miles of the employee's principal residence; provided, however, that in order to terminate the employee's employment for Good Reason the employee shall first give ZELTIQ written notice stating with reasonable specificity the basis for the termination with Good Reason within ninety (90) days of the first occurrence of the event giving rise to Good Reason; give ZELTIQ a period of thirty (30) days to cure or remedy the problem, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days); and terminate his or her employment within thirty (30) days following the expiration of such cure period.

All other aspects of your Employee Offer Letter, dated February 9, 2012 remain unchanged.

Sincerely,

/s/ Mark J. Foley
Mark Foley, President & CEO

The foregoing is agreed and accepted.

/s/ Sergio Garcia
Sergio Garcia
Dated: 4/29/2013